Exhibit 8.1

October 3, 2013

Memorial Production Partners LP

1301 McKinney, Suite 2100

Houston, TX 77010

Re: Memorial Production Partners LP

Ladies and Gentlemen:

We have acted as special counsel to Memorial Production Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the registration, pursuant to a Registration Statement on Form S-3 (File No. 333-187055) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by the Partnership of up to 16.675.000 common units (including up to 2,175,000 common units subject to an overallotment option) representing limited partner interests in the Partnership (the “Common Units”). In connection therewith, we have participated in the preparation of the discussions set forth under the captions “Material Income Tax Consequences” and “Material Tax Consequences” (the “Discussion”) in the Registration Statement, the preliminary prospectus supplement, dated October 1, 2013 (the “Preliminary Prospectus Supplement”) and the final prospectus supplement, dated October 2, 2013 (the “Final Prospectus Supplement”), as applicable.

The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of the Common Units pursuant to the Offering.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

Memorial Production Partners LP

October 3, 2013

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Partnership with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the use of our name in the Preliminary Prospectus Supplement and the Final Prospectus Supplement, forming a part of the Registration Statement under the captions “Material Income Tax Consequences” and “Material Tax Consequences,” as applicable. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.